EXHIBIT 35.1
March l5, 2008
The Bank of New York Trust Company, N.A.
2 North LaSalle Street
Suite 1020
Chicago, IL 60602
HSBC Bank USA, National Association
2 Hanson Place
14th Floor
Brooklyn, NY 11217

Re:	SWIFT Master Auto Receivables Trust (“Issuer”)
Annual Statement as to Compliance
Ladies and Gentlemen:
Reference is made to Section 3.9 of the Trust Indenture dated as of June 20, 2007 between the Issuer, The Bank of New York Trust Company, N.A., as Indenture Trustee, and GMAC LLC, as Servicer (the “Indenture”) and Section 4.1 of the Trust Sale and Servicing Agreement dated as of June 20, 2007 between the Issuer, GMAC LLC, as Servicer, Custodian and Seller, and Wholesale Auto Receivables LLC, as Depositor (the “Trust Sale and Servicing Agreement”).
The undersigned does hereby certify that:
a.	A review of the activities of the Servicer during the period of June 20, 2007 through December 31, 2007, and of its performance under the Indenture, the Trust Sale and Servicing Agreement, and the Pooling and Servicing Agreement has been made under his supervision, and

b.	To the best of his knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Indenture, the Trust Sale and Servicing Agreement, and the Pooling and Servicing Agreement throughout such period.

Very truly yours,

M. E. Newman
Vice President and Chief Financial Officer,
GMAC North American Operations